EXHIBIT (H)(11)

AMENDED AND RESTATED SERVICE AGREEMENT

This Amended and Restated Agreement is made and effective as of this 31st day of March, 2008, between U.S. Bancorp Fund Services, LLC (“USBFS”), a Wisconsin limited liability company, and Thompson Investment Management, Inc. (“Service Provider”), a Delaware corporation, and has the effect of superseding and replacing the Service Agreement dated July 26, 2007, between USBFS and Service Provider.

WHEREAS, First American Funds, Inc. (the “Fund Company”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and currently issues for public sale Class A shares of common stock (“Shares”) in the separate series of the Fund Company listed on Exhibit A, as may be amended from time to time (each, a “Fund”, collectively the “Funds”); and

WHEREAS, Service Provider desires to make Shares of the Funds available to shareholders of the Thompson Plumb Funds (“Client-Shareholders”) for the purposes of a money market fund exchange investment, whereas the Client-Shareholders will effectively become direct shareholders of the Funds (“Fund Shareholders”); and

WHEREAS, the investment adviser to the Fund Company has entered into a shareholder service agreement (“Shareholder Service Agreement”) for the provision of certain shareholder services to the Funds; and

WHEREAS, USBFS serves from time to time as sub-administrator, transfer agent, or other provider of services of the Funds pursuant to agreements between USBFS and the Fund Company; and

WHEREAS, as permitted by Section 1 of the Shareholder Service Agreement, USBFS may arrange for the provision of certain shareholder services by Service Provider, or affiliates thereof, to Client-Shareholders who invest in Shares of the Funds, and USBFS desires to retain Service Provider to provide such shareholder services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Services to be Provided

Service Provider agrees to provide, or ensure that another party provides, the following services in association with the investment by Client-Shareholders in Shares of the Funds:

(a)
disclosing, in a general manner, the availability of the Fund Company Shares for purchase into an identically registered account through exchange transactions by Client-Shareholders within the prospectus(es) of the Thompson Plumb Funds and on the Thompson Plumb Funds website and in a manner agreed upon by USBFS. The Thompson Plumb Funds website must also make available to Client-Shareholders a current version of the Fund Company prospectus.

(b)
coordinating the review of such disclosure in the prospectus(es) of the Thompson Plumb Funds, on the Thompson Plumb Funds website, or in printed information issued by Thompson Plumb Funds with USBFS in a manner that ensures sufficient and timely review prior to any regulatory or other deadlines.

(c)	maintaining accounts relating to Client-Shareholders that invest in Shares;
(d)	providing information periodically to Client-Shareholders showing their positions in Shares;
(e)	arranging for bank wires;
(f)
forwarding shareholder communications from the Fund (such as prospectuses, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Client-Shareholders;

(g)	processing purchase, exchange and redemption requests from Client-Shareholders and placing such orders with the Fund or its service providers;
(h)	assisting Client-Shareholders in changing dividend options, account designations and addresses;
(i)	providing sub-accounting with respect to Shares beneficially owned by Client-Shareholders; and
(j)	providing such other services as Fund Company or USBFS may reasonably request to the extent Service Provider is permitted to do so under applicable statutes, rules and regulations.

With respect to Service Provider’s obligation to provide the services referenced in sub-paragraphs 1(c) through 1(j) above, the parties may agree from time to time that USBFS shall provide those services to Client-Shareholders in addition to, or instead of, Service Provider.

Service Provider, at its option, may retain one or more affiliates or third parties other than USBFS to perform the services to be provided by Service Provider hereunder. Service Provider will be solely responsible for any compensation owed to any such affiliate or third party pursuant to such arrangement. Furthermore, Service Provider will be solely responsible for all actions, non-action, obligations, and services provided by such affiliates or third parties as well as all liabilities that result from such parties’ actions, non-action, obligations and services.

2.	Expenses

The Service Provider shall bear all costs and out-of-pocket expenses associated with establishing each desired money market fund and class not already established on the transfer agency recordkeeping system, as outlined in the Thompson Plumb Funds’ transfer agency agreement or as determined by USBFS. Out-of-pocket expenses associated with each such additional transfer agency system sub-account may include, but are not limited to, postage, stationery, envelopes, and special reports.

In consideration of the services provided by Service Provider hereunder, USBFS will pay to Service Provider, and Service Provider will accept as full payment therefor, a fee at the annual rate of .20 of 1% of the average daily net asset value of the Shares beneficially owned by Client-Shareholders, which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 2, the average daily net asset value of the Client-Shareholders’ Shares will be computed in the manner specified in the Funds’ prospectus and statement of additional information (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively decreased by USBFS, in its sole discretion, at any time upon 30 days written notice to Service Provider. Further, USBFS may, in its discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to Service Provider for the account of any Client-Shareholder or Client-Shareholders.

3.	Indemnification

Service Provider agrees to and does release, indemnify and hold USBFS harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by Service Provider or its officers, employees or agents regarding Service Provider’s responsibilities hereunder.

Service Provider and its employees will, upon request, be available during normal business hours to consult with USBFS concerning the performance of Service Provider’s responsibilities under this Agreement.

4.	Confidentiality

USBFS and Service Provider agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. The provisions of this Section shall not apply to any information that is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

5.	Unauthorized Representations

Service Provider shall not make any representations concerning Shares of the Funds except those contained in (a) the Thompson Plumb Funds’ then-current prospectus(es), which includes the statement(s) of additional information, any supplements, and amendments thereto (each, a “Prospectus”), or (b) printed information issued by a Thompson Plumb Fund or by USBFS as information supplemental to a Prospectus in accordance with Section 1(b). USBFS shall, upon request, supply Service Provider with reasonable quantities of Fund Prospectuses. Service Provider agrees not to use other advertising or sales material relating to the Funds unless approved by USBFS in advance of such use. Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

6.	No Agency Created and Non-Exclusivity

Nothing in this Agreement shall be deemed or construed to make Service Provider an employee, agent, representative or partner of any of the Funds or of USBFS, and Service Provider is not authorized to act for USBFS or for any Fund or to make any representations on USBFS’ or the Funds’ behalf. Service Provider acknowledges that this Agreement is not exclusive and that USBFS may enter into similar arrangements with other service providers.

7.	Term of Agreement, Effects of Termination, Assignment and Amendment

(a)	This Agreement is terminable with respect to the Shares of any Fund, without penalty, at any time by USBFS or by Service Provider upon 60 days written notice to USBFS.
(b)
This Agreement shall terminate automatically with respect to any Fund if (i) the Distribution Agreement between Quasar Distributors, LLC, principal underwriter of the Funds, and such Fund is terminated (including as a result of an assignment), or (ii) in the event of its “assignment,” (as defined in the 1940 Act).

(c)
Though this Agreement may be terminated under (a) or (b) above, the Client-Shareholders who are Fund Shareholders shall remain Fund Shareholders until such time as they notify the Fund’s transfer agent to liquidate or exchange-redeem their Shares in the Funds. The practical effect of a termination of the Agreement under Sections 7(a) or 7(b) is that the prospectus for the Thompson Plumb Funds and the Thompson Plumb Funds website shall no longer represent that Shares of the Funds are available for exchange-purchase by their Client-Shareholders and Shares of the Funds will no longer be made available to Client-Shareholders by Service Provider.

(d)
This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination..

(e)	This Agreement may not be amended without both parties’ written consent, which consent shall not be unreasonably withheld.

8.	Reports

Service Provider will furnish USBFS with such information as may be reasonably requested (including, without limitation, periodic certifications confirming the provision to Client-Shareholders of the services described herein), and will otherwise cooperate with USBFS in connection with the preparation of reports to the Fund Company’s board of directors concerning this Agreement, as well as any other reports or filings that may be required by law.

9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

10.	Notices

Except as otherwise specifically provided in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
Attn: Thompson Plumb Funds Relationship Manager
615 East Michigan Street
Milwaukee, WI 53202

Notice to Service Provider shall be sent to:

Thompson Investment Management, Inc.
Attn: Lesley Bailey
1200 John Q. Hammons Drive
Madison, Wisconsin 53717

11.	Force Majeure

In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, or power or other utility failures or damage or other cause reasonable beyond its control, such party will not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. In any such event, the relevant party will be excused from any further performance and observance of the obligations so affected (and from any related indemnity obligations under Section 3 for as long as such circumstances prevail provided each party uses commercially reasonable efforts to recommence performance or observance as soon as practicable.

12.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing procedures of the American Arbitration Association. Any arbitration shall be conducted in Milwaukee, Wisconsin, and, if possible, each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

U.S. BANCORP FUND SERVICES, LLC	THOMPSON INVESTMENT MANAGEMENT, INC.

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Exhibit A
to the
Service Agreement

Available First American Fund Class A Shares

First American Funds, Inc.
Prime Obligations Fund